Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MMA CAPITAL HOLDINGS, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1. Name of Corporation. The name of the corporation is MMA Capital Holdings, Inc. (the “Corporation”).

2. Registered Office; Registered Agent.  The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. Purposes.  The purposes of the Corporation are (a) to invest in or engage in activities related to investment in bonds and in real estate, including but not limited to loan servicing and loan origination, and to generate returns from such investments; this may include investing in entities which invest in bonds and in real estate assets; provided, however, that the investment criteria shall be established by the board of directors from time to time in its sole discretion subject to the requirement that such criteria be consistent with the purposes of the Corporation;  (b) to engage in any other activities relating to, and compatible with, the purposes set forth above; (c) to acquire, own and dispose of general and limited partnership interests, membership interests, and stock or other equity interests in any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association (including those affiliated or unaffiliated with the Corporation), and to exercise all rights and powers granted to the owner of any such interests; and (d) to invest in any type of investment and to engage in any other lawful act or activity for which corporations may be organized under the DGCL, and by such statement all lawful acts and activities shall be within the purposes of the Corporation.

4. Authorized Shares.  The total number of shares of common stock which the Corporation is authorized to issue is Fifty Million (50,000,000) shares, at no par value, and the total number of shares of preferred stock which the Corporation is authorized to issues is Five Million (5,000,000) shares, no par value.  The holders of common stock shall have no preemptive rights to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

5. Blank-Check Preferred Stock. The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, including the right to elect one or more directors, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

6. Incorporator. The name and mailing address of the incorporator of the Corporation are:
Baltimore, Maryland 21224
Name: Gary A. Mentesana	Mailing Address: 3600 O’Donnell Street, Suite 600 Baltimore, Maryland 21224

7. Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the board of directors in its sole and absolute discretion.

8. Written Consent Prohibition.  No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

9. Number; Class; and Term of Directors.

(a) Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors. Subject to the rights of the holders of one or more series of preferred stock then outstanding as provided for or fixed pursuant to the provisions of Section 5, the total number of directors constituting the entire board of directors of the Corporation shall not be less than five nor more than 15, with the then-authorized number of directors fixed from time to time by the board of directors.

(b) Election of Directors. Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.  A nominee for director shall be elected to the board of directors if a majority of the votes cast are in favor of such nominee’s election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors.

(c) Classes of Directors. Other than those directors, if any, elected by the holders of any series of preferred stock established pursuant to Section 5, the board of directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned by the board of directors, to be as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(d) Terms of Office. Except for the terms of such additional directors, if any, as may be elected by the holders of any series of preferred stock and as provided for or fixed pursuant to the provisions of Section 5 hereof, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided,  that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

(e) Removal. Except for such additional directors, if any, as may be elected by the holders of any series of preferred stock as provided for or fixed pursuant to the provisions of Section 5 hereof, any director or the entire board of directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

(f) Vacancies. Subject to the rights of the holders of one or more series of preferred stock then outstanding as provided for or fixed pursuant to the provisions of Section 5, vacancies on the board of directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

(g) Appointment Rights.  In addition to authorizing the holders of any series of preferred stock to elect a director, the Company may, by contract, authorize any person holding such number of shares as the board of directors may specify to nominate one or more candidates for director, and may agree to maintain one or more board of director seats for such nominee or nominees.

10. Exculpation.  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

11. Indemnification.  The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal or modification of this Section 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

12. Voting Rights of Control Stock.
(a) Definitions. For purposes of this Section 12, the following definitions shall apply:

“Acquiring Person” means a person who makes or proposes to make a Control Stock Acquisition, or such Person’s Affiliate or Associate.

“Affiliate” means, with respect to any Person, any Relative of such Person, any trust for the benefit of such Person or such Person’s Relative, any beneficiary of such a trust and any other Person that directly, or indirectly through one or more intermediaries, controls (including without limitation all officers and directors of such Person), is controlled by, or is under common control with, such Person or a Relative of such Person.  The term “control” (or any form thereof), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Associate” when used to indicate a relationship with any Person means:

(i)        (A)     Any Entity (other than the Corporation or a subsidiary of the Corporation) of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of such Entity;

(B)     Any trust or other estate in which such Person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(C)     Any Relative of such Person, or any Relative of a spouse of such Person, who has the same home as such Person or who is a Director or officer of the Company or a manager, director or officer of any of its Affiliates; or

(ii) A Person that:

(A)     Directly or indirectly controls, or is controlled by, or is under common control with, the Person specified; or

(B)     Is acting or intends to act jointly or in concert with the Person specified.

“Control Stock” means that stock in the Corporation that, except for this Section 12, would, if aggregated with all other stock in the Corporation (including stock in the Corporation the acquisition of which is excluded from the definition “Control Stock Acquisition” below) owned by a Person or in respect of which that Person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that Person, directly or indirectly, to exercise or direct the exercise of the voting power of any class or series of stock in the Corporation within any of the following ranges of voting power:

(i) One-fifth or more, but less than one-third of all voting power;
(ii) One-third or more, but less than a majority of all voting power; or
(iii) A majority or more of all voting power.

Control Stock includes stock in the Corporation only to the extent that the Acquiring Person, following the acquisition of the stock in the Corporation, is entitled, directly or indirectly, to exercise or direct the exercise of voting power within any level of voting power set forth in this section for which approval has not been obtained previously under Section 12(b).

“Control Stock Acquisition”  means the acquisition, directly or indirectly, by any Person (other than (A) the Corporation or (B) any subsidiary of the Corporation), of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Stock.  Control Stock Acquisition does not include the acquisition of Control Stock:

(i) Under the laws of descent and distribution;
(ii) Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Section 12; or
(iii) Under a merger, consolidation or exchange of interests if the Corporation is a party to the merger, consolidation or exchange of interests.

Unless the acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of stock in the Corporation in excess of the range of voting power previously authorized or attained under an acquisition that is exempt under items (i), (ii) or (iii) of this definition, “Control Stock Acquisition” does not include the acquisition of stock in the Corporation in good faith and not for the purpose of circumventing this Section 12, by or from any Person whose voting rights have previously been authorized by the stockholders in compliance with this Section 12 or any Person whose previous acquisition of stock in the

Corporation would have constituted a Control Stock Acquisition but for the exclusions in items (i) through (iii) of this definition.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association. An Entity may or may not be an Affiliate of the Corporation.

“Interested Stock” means stock in the Corporation in respect of which an Acquiring Person is entitled to exercise or direct the exercise of the voting power of stock in the Corporation in the election of directors or otherwise.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

“Relative” means, with respect to any Person, any parent, spouse, brother, sister, or natural or adopted lineal descendant or spouse of such descendant of such Person.

(a) Voting Rights.

(i) Control Stock acquired in a Control Stock Acquisition have no voting rights except to the extent approved by the stockholders at a meeting held under Section 12(d) by the affirmative vote of at least 66‑2/3% of the voting power of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, excluding any votes cast with respect to Control Stock.

(ii) For purposes of this Section 12(b):

(A) Stock in the Corporation acquired within 180 days or stock in the Corporation acquired under a plan to make a Control Stock Acquisition are considered to have been acquired in the same acquisition; and

(B) A Person may not be deemed to be entitled to exercise or direct the exercise of voting power with respect to stock in the Corporation held for the benefit of others if the Person:
(1) Is acting in the ordinary course of business, in good faith and not for the purpose of circumventing the provisions of this Section of the Agreement; and
(2) Is not entitled to exercise or to direct the exercise of the voting power of the stock in the Corporation unless the Person first seeks to obtain the instruction of another person.
(b) Acquiring Person Statement. Any Person who proposes to make or who has made a Control Stock Acquisition may deliver an Acquiring Person statement to the

Corporation at the Corporation’s principal office. The Acquiring Person statement shall set forth all of the following:
(i) The identity of the Acquiring Person and each other member of any group of which the Person is a part for purposes of determining Control Stock;
(ii) A statement that the Acquiring Person statement is given under this Section 12;
(iii) The number of shares of stock in the Corporation owned (directly or indirectly) by the Acquiring Person and each other member of any group;
(iv) The applicable range of voting power as set forth in the definition of “Control Stock”; and
(v) If the Control Stock Acquisition has not occurred:
(A) A description in reasonable detail of the terms of the proposed Control Stock Acquisition; and
(B) Representations of the Acquiring Person, together with a statement in reasonable detail of the facts on which they are based, that:
(1) The proposed Control Stock Acquisition, if consummated, will not be contrary to law; and

(2) The Acquiring Person has the financial capacity, through financing to be provided by the Acquiring Person, and any additional specified sources of financing required under Section 12(e), to make the proposed Control Stock Acquisition.

(c) Special Meeting.

(i) Except as provided in Section 12(e), if the Acquiring Person requests, at the time of delivery of an Acquiring Person statement, and gives a written undertaking to pay the Corporation’s expenses of, a special meeting, except the expenses of opposing approval of the voting rights, within ten days after the day on which the Corporation receives both the request and undertaking, the board of directors of the Corporation shall call a special meeting of the stockholders, to be held within 50 days after receipt of the Acquiring Person statement and undertaking, for the purpose of considering the voting rights to be accorded the stock in the Corporation acquired or to be acquired in the Control Stock Acquisition.

(ii) The board of directors may require the Acquiring Person to give bond, with sufficient surety, to reasonably assure the Corporation that this undertaking will be satisfied.

(iii) Unless the Acquiring Person agrees in writing to another date, the special meeting of stockholders shall be held within 50 days after the day on which the Corporation has received both the request and the undertaking.

(iv) If the Acquiring Person makes a request in writing at the time of delivery of the Acquiring Person statement, the special meeting may not be held sooner than 30 days after the day on which the Corporation receives the Acquiring Person statement.

(v) If no request is made under subsection (i) of this Section 12(d), the issue of the voting rights to be accorded the stock in the Corporation acquired in the Control Stock Acquisition may, at the option of the Corporation, be presented for consideration at any meeting of the stockholders.  If no request is made under subsection (i) of this Section 12(d) and the Corporation proposes to present the issue of the voting rights to be accorded the stock in the Corporation acquired in a Control Stock Acquisition for consideration at any meeting of the stockholders, the Corporation shall provide the Acquiring Person with written notice of the proposal not less than 20 days before the date on which notice of the meeting is given.

(d) Calls.

(i) A call of a special meeting of stockholders is not required to be made under Section 12(d) unless, at the time of delivery of an Acquiring Person statement under Section 12(c), the Acquiring Person has:

(A) Entered into a definitive financing agreement or agreements with one or more responsible financial institutions or other entities that have the necessary financial capacity, providing for any amount of financing of the Control Stock Acquisition not to be provided by the Acquiring Person; and

(B) Delivered a copy of the agreements to the Corporation.
(e) Notice of Meeting.

(i) If a special meeting of the stockholders is requested, notice of the special meeting shall be given as promptly as reasonably practicable by the Corporation to all stockholders of record as of the record date set for the meeting, whether or not the stockholder is entitled to vote at the meeting.

(ii) Notice of the special or annual meeting at which the voting rights are to be considered shall include or be accompanied by the following:
(A) A copy of the Acquiring Person statement delivered to the Corporation under Section 12(c); and
(B) A statement by the board of directors setting forth its position or recommendation, or stating that it is taking no position or making no recommendation, with respect to the issue of voting rights to be accorded the Control Stock.
(f) Redemption Rights.

(i) If an Acquiring Person statement has been delivered on or before the 10th day after the Control Stock Acquisition, the Corporation may, at its option, redeem any or all Control Stock, except Control Stock for which voting rights have been previously approved under Section 12(b), at any time during a 60‑day period commencing on the day of a meeting at which voting rights are considered under Section 12(d) and are not approved.

(ii) In addition to the redemption rights authorized under subsection (i) of this Section 12(g), if an Acquiring Person statement has not been delivered on or before the 10th day after the Control Stock Acquisition, the Corporation may, at its option, redeem any or all Control Stock, except Control Stock for which voting rights have been previously approved under Section 12(b), at any time during a period commencing on the 11th day after the Control Stock Acquisition and ending 60 days after the acquiring person statement has been delivered.

(iii) Any redemption of Control Stock under this Section shall be at the fair value of the stock in the Corporation. For purposes of this section, “fair value” shall be determined:
(A) As of the date of the last acquisition of Control Stock by the Acquiring Person in a Control Stock Acquisition or, if a meeting is held under Section 12(d), as of the date of the meeting; and
(B) Without regard to the absence of voting rights for the Control Stock.

13. Amendments to the Certificate of Incorporation.  The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or the By-laws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.  Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law, this Certificate of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with Sections 8,  12  or 14 of this Certificate of Incorporation and this Section 13.

14. By-Law Amendments. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the board of directors shall require the approval of a majority of the entire board of directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided,  however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation or by the rights of the holders of one or more series of preferred stock then outstanding as provided for or fixed pursuant to the provisions of Section 5, the affirmative vote of the holders of at least 66‑2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

15. Forum Selection.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of  Incorporation or the By-laws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine; in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 15 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 15 (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 15.

16. The board of directors is hereby authorized to adopt from time to time a rights plan and other similar restrictions on transfer and registration of shares of the Corporation’s stock as the board of directors deems to be in the best interests of the Corporation’s stockholders, to the maximum extent permitted by the DGCL, including, without limitation the Corporation’s  Section 382 stockholders rights plan adopted May 5, 2015 and any other plan intended to protect stockholder value by protecting against a possible limitation on the Corporation’s ability to use its net operating loss carryforwards and certain other tax benefits to reduce potential U.S. federal income tax obligations.

17. The effective time of this Certificate of Incorporation shall be January 1, 2019.

[Signature appears on following page.]

I, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 12th day of December,  2018.

Incorporator:
/s/ Gary A. Mentesana
Gary A. Mentesana